Exhibit 99.1

FOREST LABORATORIES ADOPTS STOCKHOLDER RIGHTS PLAN AND DECLARES DIVIDEND DISTRIBUTION OF PREFERRED SHARE PURCHASE RIGHTS

NEW YORK, August 27, 2012 –– Forest Laboratories, Inc. (NYSE: FRX) today announced that its newly constituted Board of Directors adopted a stockholder rights plan and declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Forest Laboratories common stock.

The Board adopted the rights plan in response to the recent rapid accumulation of a significant portion of Forest’s outstanding common stock. The rights plan is intended to protect the Company and its stockholders from efforts to obtain control of the Company that are inconsistent with the best interests of the Company and its stockholders. The rights plan also has an exception for an offer for all shares that is accepted by a majority of the Company’s shares and treats all shareholders equally.

Howard Solomon, Chairman and Chief Executive Officer of Forest, said: “After concluding a second proxy contest during which he repeatedly – and erroneously – disparaged Forest’s business model and growth prospects, Mr. Icahn increased his already significant position in Forest with rapid open market purchases. In light of these recent developments, the Board has adopted a stockholder rights plan that is designed to ensure that all of Forest Laboratories’ stockholders receive fair and equal treatment in the event of any proposed takeover of the Company, to guard against abusive tactics to gain control of Forest Laboratories without paying all stockholders a premium for that control, and to enable all Forest Laboratories stockholders to realize the long-term value of their investment in the Company.”

The Rights will expire in 12 months unless the rights plan is ratified by the Company’s stockholders.

The Rights will be exercisable only if a person or group acquires 12% (or 20% in the case of a 13G Institutional Investor, as defined in the rights plan) or more of Forest’s common stock. If a stockholder’s beneficial ownership of Forest’s common stock as of the time of this announcement of the rights plan and associated dividend declaration is at or above the threshold applicable to it (including through entry into certain derivative positions), that stockholder’s existing ownership percentage would be grandfathered, but the rights would become exercisable if at any time after such announcement the stockholder increases its ownership percentage by 0.001% or more. Each Right will entitle stockholders to buy one one-thousandth of a share of a new series of junior participating preferred stock at an exercise price of $100.

If a person or group acquires 12% (or 20% in the case of a 13G Institutional Investor) or more of Forest Laboratories’ outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right’s then-current exercise price, a number of Forest Laboratories’ common shares having a market value of twice such price. In addition, if Forest Laboratories is acquired in a merger or other business combination transaction after a person has acquired in excess of the applicable percentage thresholds the Company’s outstanding common stock, each Right will entitle its holder to purchase, at the Right’s then-current exercise price, a number of the acquiring company’s common shares having a market value of twice such price. The acquiring person will not be entitled to exercise these Rights.

Prior to the acquisition by a person or group of beneficial ownership of the Company’s common stock equal to or in excess of the applicable percentage thresholds, the Rights are redeemable for $.001 per Right at the option of the Board of Directors.

Certain synthetic interests in securities created by derivative positions — whether or not such interests are considered to be ownership of the underlying common stock or are reportable for purposes of Regulation 13D of the Securities Exchange Act — are treated as beneficial ownership of the number of shares of the company’s common stock equivalent to the economic exposure created by the derivative position, to the extent actual shares of the company’s stock are directly or indirectly held by counterparties to the derivatives contracts.

The dividend distribution will be made on September 7, 2012, payable to stockholders of record on that date, and is not taxable to stockholders. The Rights will expire on August 27, 2015; provided that if our stockholders have not ratified the rights plan by August 26, 2013, the Rights will expire on such date. In addition, the Rights automatically expire concurrently with (but no earlier than 100 days after the commencement of such qualifying offer) the purchase of 50% of our outstanding common stock on a fully diluted basis pursuant to a tender or exchange offer for all of the outstanding shares of Company common stock at the same price and for the same consideration, provided that the offeror irrevocably commits to purchase all remaining untendered shares at the same price and the same consideration actually paid pursuant to the offer.

Forward-Looking Information

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

About Forest Laboratories

Forest Laboratories’ (NYSE: FRX) longstanding global partnerships and track record developing and marketing pharmaceutical products in the United States have yielded its well-established central nervous system and cardiovascular franchises and innovations in anti-infective, respiratory, gastrointestinal and pain management medicine. Forest’s pipeline, the most robust in its history, includes product candidates in all stages of development across a wide range of therapeutic areas. The Company is headquartered in New York, NY. To learn more, visit www.FRX.com.

Investor Contact:

Frank J. Murdolo

Vice President - Investor Relations, Forest Laboratories, Inc.

1-212-224-6714

media.relations@frx.com

Media Contacts:

Sard Verbinnen & Co

Hugh Burns/Renee Soto/Lesley Bogdanow

1-212-687-8080